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                                                                  EXHIBIT 23.6

                      CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation by reference in this Form S-3 of our report dated March 22, 1996 on the financial statements of State Line Tack, Inc. (the Company) as of December 31, 1995 and 1994, and for the three year period ended December 31, 1995 included in PETsMART, Inc.'s Form 8-K/A filed on April 15, 1996. It should be noted that we have not audited any financial statements of the Company subsequent to December 31, 1995 or performed any audit procedures subsequent to the date of our report.



                                       /s/ Arthur Andersen LLP
                                           Arthur Andersen LLP



Boston, Massachusetts
May 1, 1996